ISCO International Announces Debt Restructuring Agreement

ELK GROVE VILLAGE, IL -- 06/26/2007 -- ISCO International, Inc. (AMEX: ISO), a leading supplier of RF-conditioning and interference-control solutions for the wireless telecommunications industry, announced that it had reached agreement with its lenders to restructure the debt facility due August 2007.

The approximately $11.7 million of maturing principal and accrued interest, currently at 9% interest, is to be restructured as follows:

1) $1.5 million is to be converted into ISCO common stock immediately at $0.18 per share.

2) $10.2 million in convertible notes, at a 7% interest rate, maturing August 2009, and convertible into ISCO common stock at a fixed rate of $0.20 per share.

The conversion feature of the new convertible notes would require the customary conversion features, closing procedures and exchange-related approvals, as well as shareholder authorization for (1) an amendment to the Company's certificate of incorporation to increase the number of shares available for issuance and (2) the issuance of new shares upon conversion of the notes. No warrants or other inducements are included, nor are any placement fees expected to be incurred.

John Thode, CEO of ISCO, commented, "Many shareholders have expressed concern regarding the upcoming maturing debt. I am pleased to announce that we have reached agreement with our lenders on a favorable restructuring of our debt." Thode added, "It is important to note that these two Lenders, including their affiliates, are also the two largest equity holders in the Company. We especially view their agreement to replace the debt with an equity convertible instrument, at a lower interest rate, and to reduce their secured debt position by adding additional equity as powerful affirmation of the Company's strategy.

"Equally important is that the two year term will, we believe, allow us more than adequate time to fully implement our strategy," said Mr. Thode.

Safe Harbor Statement

Because the Company wants to provide investors with meaningful and useful information, this news release contains, and incorporates by reference, certain "forward-looking statements" that reflect the Company's current expectations regarding the future results of operations, performance and achievements of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as "anticipates," "believes," "estimates," "looks," "expects," "plans," "intends" and similar expressions. These statements reflect the Company's current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the Company's actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: market acceptance of the Company's technology; the spending patterns of wireless network operators in connection with the build out of 2.5G and 3G wireless systems; the Company's need and ability to obtain additional financing in the future; the Company's ability to financing in the future if necessary; the Company's history of net losses and the lack of assurance that the Company's earnings will be sufficient to cover fixed charges in the future; uncertainty about the Company's ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; continued downward pressure on the prices charged for the Company's products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company's ability to attract and retain key personnel; the Company's ability to protect its intellectual property; the risks of foreign operations and the risks of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company's filings with the Securities and Exchange Commission, including those described under the heading "Risk Factors" in the Company's Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this Report or to reflect the occurrence of unanticipated events.

Additional Information and Where to Find It

In connection with the debt restructuring, the Company intends to file with the SEC a proxy statement and other relevant materials. The final proxy statement will be mailed to Company stockholders. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE REFINANCING. The proxy statement and other relevant materials (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents (when they are available) filed with the SEC by the Company by directing a request to ISCO International, Inc., 1001 Cambridge Drive, Elk Grove Village, IL 60007, Attn: Frank Cesario, Corporate Secretary.

Participants in the Debt Restructuring

The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the Company stockholders in favor of the debt restructuring. Information regarding the Company's directors and executive officers and their ownership of Company common stock is set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on March 30, 2007 and its proxy statement for the 2006 Annual Meeting of Stockholders, which was filed with the SEC on April 27, 2007. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of ISCO and its executive officers and directors in the debt refinancing by reading the proxy statement regarding the debt refinancing when it becomes available.

Web site: http://www.iscointl.com

CONTACT:
Mr. Frank Cesario,
PHONE: 847-391-9492
INTERNET: iscoir@iscointl.com